UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2024

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377 Vero Beach, Florida 32963
(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Advisory Board

The Board of Directors recently authorized the creation of a new Advisory Board whose participants shall include subject matter experts in certain business areas under consideration by the Company. These positions are “non-executive” and as such are not governed by Section 16 of the Securities Act. The compensation for the participants shall be $60,000 per year paid through the issuance of restricted common stock. The per share valuation to be used shall be determined by the Board of Directors based on the market of the Company’s common stock at the time of the appointment. The Board of Director has made April 1, 2024 the effective date for the Advisors appointed through April 2014.

On April 26, 2024, the Company announced two additional participants to that Board. Each will receive $60,000 of restricted common stock for their services over the next 12 months. The Board has determined that the price per share for the restricted stock shall be $.80, resulting in the issuance of 75,000 shares for each member, in aggregate 150,000 shares.

Tom Simon, the owner of Synthos, LLC [ www.Synthos.co ], a Seattle-based provider of development and support services specializing in GIS. Synthos’ services include data procurement and analysis, and spatial and statistical analysis using industry leading applications such as ESRI’s Arc-Info and Trimble Navigation. Mr. Simon’s clients include telecoms, power providers, environmental engineering and infrastructure management entities as well as governmental agencies such as NOAA, EPA and USACE. Prior to forming Synthos, Mr. Simon was employed by key advisory firms including Booz Allen Hamilton, where he was the lead GIS consultant and project manager serving Federal agencies including US Environmental Protection Agency (USEPA), US Coast Guard, US Bureau of Land Management (BLM), and several offices of the National Oceanic and Atmospheric Administration (NOAA). He holds a Bachelor’s degree from Gonzaga University as well as a Master of Science in geography from Western Washington University.

Chris McLoughlin has spent his career in software and systems development and is an owner of Accucom Consulting, Inc. [ www.accucomci.com ], which specializes in network infrastructure, and Sentry RMS [ www.sentryrms.com ], which provides software to the public safety sector including various state and municipal law enforcement and fire agencies. Sentry’s custom applications include full design and implementation for e-commerce, accounting, ERP and CRM customization as well as general data system operations. Mr. McLoughlin holds a Bachelor’s degree from Hartwick College and a Master’s from Manhattanville University.

Insight as to the purpose of an Advisory Board is below:

https://www.dlapiperaccelerate.com/knowledge/2017/advisory-boards-what-why-who-when-and-how.html

An advisory board is a flexible, informal body that is created by the board of directors to provide the company's management team with non-binding strategic advice. Advisory boards can help budding companies acquire subject matter expertise, coach a CEO or management team, accelerate access to customers and channel partners by making industry-appropriate introductions that increase sales. It is possible to form advisory boards that address unique industry-specific concerns, such as scientific, medical, technical or energy issues. The idea of informality is key: the members of the advisory board do not have the authority to vote on matters brought to the board of directors and may only attend a meeting of the board of directors if they are invited. Also, the members of the advisory board are not bound by fiduciary duties and are not entitled to indemnification.

Item 8.01	Other Events.

On April 17, 2024 the Company issued a press release which announced an investor call for April 30, 2024, and a new initiative to enter into the data center hosting arena with an emphasis on infrastructure related applications. A copy of the press release is attached herein as Exhibit 99.1.

On April 26, 2024 the Company issued a press release which announced the appointment of two new members to its Advisory Board. A copy of the press release is attached herein as Exhibit 99.2

Item 9.01	Financial Statements and Exhibits.

Exhibits	Description
10.1	Form of Advisory Board Agreement
99.1	Press Release dated April 17, 2024
99.2	Press Release dated April 26, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2024	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO